Exhibit 99.1

Agenus Reports Fourth Quarter and Full Year 2015 Financial and Operational Results and Recent Highlights

Company to host conference call at 11am ET today

LEXINGTON, Mass.--(BUSINESS WIRE)--March 3, 2016--Agenus Inc. (NASDAQ:AGEN), an immuno-oncology company developing checkpoint modulator antibodies and cancer vaccines, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2015.

“During the course of 2015, we broadened our capabilities and advanced our portfolio of checkpoint antibodies and diversified vaccine platforms,” commented Garo H. Armen, Ph.D., Chairman and CEO of Agenus. “We made a series of strategic acquisitions, in our efforts to speed discovery and development, as well as to improve the quality of our leads and programs. We also validated our portfolio and discovery capabilities through our strategic alliances with Incyte and Merck. Our greatest asset, however, is our team of scientists with their breadth of expertise.

We believe a multidisciplinary approach is critical because the future of cancer therapy will be based on the ability to identify subpopulations of patients that are likely to best respond to specific immuno-oncology (I/O) agents or combinations. This will require tailored combinations of I/O modalities, including antibodies, vaccines and adjuvants, and cell therapies. At Agenus, we believe that we are uniquely positioned in the I/O landscape by having assembled the critical parts of what could be the future I/O ecosystem.

To support all these endeavors, last year we strengthened our cash position through partnerships, a stock offering and a non-dilutive royalty financing, all affording the company a financial runway through the first half of 2017.”

2015 HIGHLIGHTS AND CURRENT UPDATES

  January: Leveraged in-house resources through a global license, development and commercialization agreement with Incyte Corporation. The alliance initially focused on the development of four CPM antibodies targeting GITR, OX40, LAG-3 and TIM-3, and was expanded in November 2015 to include three additional undisclosed targets. Agenus and Incyte share costs and profits equally for the GITR and OX40 programs, as well as two of the undisclosed programs. Agenus received a $60 million upfront payment, which included a $35 million equity investment. Agenus is also eligible to receive up to $350 million in development, regulatory and commercial milestones across the initial four lead programs.

  April / November: Optimized our discovery of antibodies through acquisition of the Celexion, LLC, SECANT® yeast display platform and an agreement with IONTAS® for an exclusive license to a proprietary phage display library.
  May: Raised approximately $75 million through a public offering of common stock.
  June: Strengthened management team with the appointment of C. Evan Ballantyne as the Company’s Chief Financial Officer.
  July: Acquired rights to antibodies targeting Carcinoembryonic Antigen Cell Adhesion Molecule 1 (CEACAM1), a glycoprotein expressed on T-cell and NK-cell lymphocytes from Diatheva s.r.l., an Italian biotech company.
  September: Raised net proceeds of approximately $78 million in a non-dilutive royalty transaction pursuant to a Note Purchase Agreement with an investor group led by Oberland Capital Management, LLC. The investors received our rights to worldwide royalties on future sales of GlaxoSmithKline’s (GSK) shingles (HZ/su) and malaria (RTS,S) prophylactic vaccine products that contain Agenus’ QS-21 adjuvant to repay principal and interest. At its option, Agenus has the right to buy back the loan at any time under pre-specified terms. Agenus also has the right to receive an additional $15 million in cash from the investors after approval of HZ/su by the FDA, provided such approval occurs by June 30, 2018. This financing also allows Agenus to retain any upside from vaccine royalties remaining after the loan terms are satisfied.
  December: Secured our own antibody manufacturing capability through the acquisition of XOMA Corporation’s antibody manufacturing pilot plant and an agreement granting Agenus access to Selexis’ cell line development technologies.
  December: Expanded our cancer vaccine program by acquiring privately-held PhosImmune Inc., a company with a portfolio of cancer neoantigens based on aberrant phosphorylation of proteins. The acquisition provides Agenus the ability to potentially accelerate the development of novel off-the-shelf and personalized cancer vaccines and is synergistic with Agenus’ AutoSynVax™ (ASV) vaccine program for targeting patient-specific tumor neoantigens.
  December: Advanced first two checkpoint modulator antibodies toward the clinic by submitting Investigational New Drug (IND) applications to the U.S. Food and Drug Administration (FDA) for AGEN1884 (a CPM antibody that binds to CTLA-4) and INCAGN01876 (a CPM antibody that targets GITR and is partnered with Incyte). In January 2016, the FDA cleared both IND applications.

Upcoming 2016 Program Milestones and Events:

  Initiation of Phase 1 clinical trials for anti-CTLA-4 antibody candidate (AGEN1884; wholly owned by Agenus), and for anti-GITR antibody candidate (INCAGN01876, partnered with Incyte) in the first half of 2016.
  Initiation of Phase 1 clinical trials for one or more additional CPM antibody candidates in the second half of 2016.
  Initiation of a well-controlled randomized Prophage™ clinical vaccine trial in newly diagnosed glioblastoma patients in the second half of 2016.
  Initiation of Phase 1 clinical trial with our first ASV vaccine product candidate in the second half of 2016. Agenus’ ASV program targets cancer neoantigens with an autologous synthetic vaccine approach.
  Partner (GSK) filing for regulatory approval of its shingles vaccine candidate containing Agenus’ proprietary QS-21 Stimulon® adjuvant in the second half of 2016.
  Initiation of combination trials with Agenus vaccines and CPM antibody candidates in the second half of 2016.
  Continually evaluate additional strategic alliances and partnerships.

Fourth Quarter and 2015 Financial Results

Cash, cash equivalents and short-term investments were $171.7 million as of December 31, 2015.

For the fourth quarter, Agenus reported a net loss attributable to common stockholders of $15.7 million, or $0.18 per share, basic and diluted, compared with a net loss attributable to common stockholders for the fourth quarter of 2014 of $26.0 million, or $0.41 per share, basic and diluted.

The decreased net loss attributable to common stockholders for the quarter ended December 31, 2015, compared to the net loss attributable to common stockholders for the same period in 2014, was due primarily to a $14.8 million decrease in the non-cash charges related to our contingent obligations as well as increased revenue of $6.0 million related to our Incyte collaboration partially offset by increased expenses related to our CPM programs. We recorded non-cash expenses for the quarter ended December 31, 2014 of $6.5 million, due to the fair value adjustment of the contingent purchase price consideration, and $7.7 million related to the fair value adjustment of our contingent royalty obligation. This compares to non-cash income of $623,000 related to the contingent purchase price consideration for the quarter ended December 31, 2015.

For the year ended December 31, 2015, the company incurred a net loss attributable to common stockholders of $88.1 million, or $1.13 per share, basic and diluted, compared with a net loss attributable to common stockholders of $42.7 million, or $0.71 per share, basic and diluted, compared to the same period in 2014.

The increase in net loss attributable to common stockholders for the year ended December 31, 2015, compared to the net loss attributable to common stockholders for the same period in 2014, was primarily due to the advancement of our check point modulator programs, partially offset by the increased revenues of $17.8 million primarily related to our Incyte collaboration; a $13.2 million charge for the acquisition of the SECANT yeast display platform and other license and technology transfer arrangements. We also recorded a total of $13.6 million in non-cash expense for fair value adjustments to our contingent obligations.

During the same period of 2014, the company recorded non-cash expense of $6.7 million due to the fair value adjustment of the contingent purchase price consideration and non-cash income of $2.1 million related primarily to various GlaxoSmithKline vaccine trial results containing QS-21 Stimulon.

Conference Call, Webcast and Prepared Statement Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 1-888-799-5016 (U.S.) or 1-704-908-0465 (international) and refer to conference ID number 59317465. The call will also be webcast and will be accessible from the company’s website at www.agenusbio.com/webcast. A replay will be available on the Company’s website approximately two hours after the call and will remain available for 60 days. The replay number is 1-855-859-2056 (U.S.) 1-404-537-3406 (international), conference ID number 59317465.

About Agenus

Agenus is an immuno-oncology company focused on the discovery and development of revolutionary new treatments that engage the body’s immune system to benefit patients suffering from cancer. By combining multiple powerful platforms, Agenus has established a highly integrated approach to target identification and validation, and for the discovery, development and manufacturing of monoclonal antibodies that modulate targets of interest. The company’s broad portfolio of novel checkpoint modulator and other immuno-modulatory monoclonal antibodies, vaccines and adjuvants, work in combination to provide the opportunity to create best-in-class therapeutic regimens. Agenus’ heat shock protein-based vaccine, Prophage™, has successfully completed Phase 2 studies in newly-diagnosed glioblastoma. The company is collaborating with Merck and Incyte to discover and develop multiple checkpoint modulators. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Revenue	$7,639	$1,619	$24,817	$6,977

Operating expenses:
Research and development	17,949	7,369	70,444	22,349
General and administrative	8,460	5,374	28,370	21,250
Non-cash contingent consideration fair value adjustment	(623)	6,535	6,704	6,699

Operating loss	(18,147)	(17,659)	(80,701)	(43,321)

Other income (expense), net including income tax benefit	2,540	(8,319)	(7,180)	835

Net loss	(15,607)	(25,978)	(87,881)	(42,486)

Dividends on Series A convertible preferred stock	(51)	(51)	(203)	(204)

Net loss attributable to common stockholders	$(15,658)	$(26,029)	$(88,084)	$(42,690)

Per common share data, basic and diluted:

Net loss attributable to common stockholders	$(0.18)	$(0.41)	$(1.13)	$(0.71)
Weighted average number of common shares outstanding,
basic and diluted	84,966	62,849	78,212	59,754

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31, 2015	December 31, 2014

Cash, cash equivalents and short-term investments	$171,668	$40,224
Total assets	242,228	74,527
Total stockholders' equity	70,728	23,018

FORWARD LOOKING STATEMENT

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the future of cancer therapy and the I/O ecosystem, the anticipated timing of future clinical trials and the anticipated timing of GSK’s filing for regulatory approval of its shingles vaccine candidate. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

CONTACT:
Agenus Inc.
Michelle Linn, 781-674-4541
michelle.linn@agenusbio.com
or
Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com